Exhibit 10.103
October 3, 2012

Mr. Brian Goldsmith
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404

RE: Employment Agreement

Dear Mr. Goldsmith:

On behalf of Lions Gate Films Inc. (the “Company”), this is to confirm the terms of your employment by the Company. We refer to you herein as “Employee.” The terms of Employee’s employment are as follows:

1.    TERM

(a) The term of this agreement (“Agreement”) will begin October 1, 2012 and end September 30, 2015, subject to earlier termination as provided in Section 7 below (the “Term”). Until October 1, 2012 the employment agreement dated as of April 1, 2010 between the Company and Employee (the “Prior Agreement”) shall govern the terms and conditions of Employee’s employment. Notwithstanding the foregoing, Section 5 of the employment agreements between Employee and the Company dated August 14, 2007, August 28, 2008 and April 1, 2010 shall remain in full force and effect. During the Term of this Agreement, Employee will serve as Co-Chief Operating Officer, reporting to the Chief Executive Officer, currently Jon Feltheimer, or the Company’s designee, with additional dotted-line reporting to the Vice Chairman, currently Michael Burns, or the Company’s designee. In such capacity, among other duties reasonably assigned by the Company, Employee shall (i) act as the Company’s head of corporate development (having non-exclusive oversight of mergers and acquisitions), (ii) strategically oversee existing and future joint ventures, channels and digital ventures/initiatives (excluding digital licensing), (iii) oversee the board of directors’ materials/memoranda relating to the financial analysis of the Company’s operations and strategic initiatives, (iv) oversee financial analysis and strategy with respect to business unit operations and performance, and (v) exclusively or non-exclusively, as the case may be, oversee corporate and project finance and capital structure and related transactions. Employee shall render such services as are customarily rendered by persons in Employee’s capacity in the entertainment industry and as may be reasonably requested by the Company.

(b) So long as this Agreement shall continue in effect, Employee shall devote Employee’s full business time, energy and ability exclusively to the business, affairs and interests of the Company and matters related thereto, shall use Employee’s best efforts and abilities to promote the Company’s interests, and shall perform the services contemplated by this Agreement in accordance with policies established by the Company.

Mr. Brian Goldsmith
October 3, 2012

As long as Employee’s meaningful business time is devoted to the Company, Employee may devote a reasonable amount of time to management of personal investments and charitable, political and civic activities, so long as these activities do not conflict with the Company’s interests or otherwise interfere with Employee’s performance under this Agreement.

(c) Subject to travel required by Employee’s position and consistent with the reasonable business of the Company, Employee will be based in the Los Angeles, California area.

(d) During the Term, the Company shall pay for the services of an assistant to the extent available in keeping with the Company’s policy and practice.

2.    COMPENSATION

(a) Salary. During the Term, Employee will be paid a base salary of SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($750,000.00) per year (the “Base Salary”), payable in accordance with the Company’s normal payroll practices in effect.

(b) Payroll. Nothing in this Agreement shall limit the Company’s right to modify its payroll practices, as it deems necessary.

(c) Bonuses.

(i)
For each fiscal year during the Term, Employee shall be entitled to receive annual performance bonuses with a target of twenty-five percent (25%) of his Base Salary based on such company and/or individual performance criteria as determined by the Compensation Committee (the “CCLG”) of Lions Gate Entertainment Corp. (“Lions Gate”), in its discretion and in consultation with the CEO of the Company, provided that Employee must be employed with the Company through the end of the Company’s fiscal year and at the time when such bonus, if earned, is paid to be eligible to receive a bonus for a given fiscal year; provided, however, such bonus shall still be paid if Employee is terminated “without cause” pursuant to Section 7(a)(v) below (x) in full if such termination occurs during the period following the end of such fiscal year and prior to the scheduled payment date for such bonus, and (y) as a prorated bonus if such termination occurs during a fiscal year as provided in Section 7(a)(v). Any such bonus will be paid as soon as practicable after the end of the applicable fiscal year and in all events within the “short-term deferral” period provided under Treasury Regulation Section 1.409A-1(a)(4).

Mr. Brian Goldsmith
October 3, 2012

(ii)
EBITDA Bonus. For each fiscal year during the Term, Employee shall be entitled to receive an additional annual bonus based on the Company’s attainment of an EBITDA target (the “E Target”) if such E Target is attained in the following amounts:

(A)	If the Company attains at least 105% of the E Target, Employee shall receive a bonus equal to 12.5% of his Base Salary;

(B)	If the Company attains at least 115% of the E Target, Employee shall receive an additional bonus equal to 12.5% of his Base Salary.

For each such fiscal year, the Company shall designate the upcoming year’s E Target after it is approved by the Company’s Board of Directors, on or before April 1 of the applicable fiscal year, or as soon thereafter as approved by the Board of Directors, and it shall notify Employee in writing of such E Target for the fiscal year to which the E Target applies. The E Target shall not be greater than the E Target for other similarly situated executives of the Company receiving a similar bonus based on an EBITDA target. The fiscal year commences April 1 of each year. The Company shall establish a reserve amount for uncollectible receivables equal to 2% (the “E Reserve”). The E Target shall include the E Reserve. For each portion of a fiscal year that Employee is employed by the Company (excepting only if due to termination pursuant to Section 7(a)(iv) below), Employee shall be entitled to a pro-rata portion of the EBITDA bonus for that year, if and when earned, unless as otherwise set forth in Section 7(a)(v)(C) below. Any bonus payable to Employee hereunder shall be paid within thirty (30) days following the end of the audit for the applicable fiscal year and in all events within the “short-term deferral” period provided under Treasury Regulation Section 1.409A-1(a)(4).

(iii)
Credit Facility Bonus. In the event that, during the Term, the Company either refinances its existing corporate credit facility or closes a corporate credit facility for a commitment amount of not less than $600 million, Employee shall be entitled to receive an additional one-time bonus in the amount of ONE HUNDRED THOUSAND DOLLARS ($100,000.00) (the “Credit Facility Bonus”). The Company acknowledges that as of the date hereof, Employee has earned such Credit Facility Bonus The Credit Facility Bonus will be paid as soon as practicable after the close

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October 3, 2012

and in all events within the “short-term deferral” period provided under Treasury Regulation Section 1.409A-1(a)(4).
(d)    Tax Withholding. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

3.    BENEFITS

As an employee of the Company, Employee will continue to be eligible to participate in all benefit plans to the same extent as other similarly situated salaried employees of the Company and in all events subject to the terms of such plans. For the sake of clarity, such plans do not include compensation and/or any bonus plans.

4.    VACATION AND TRAVEL

(a) Employee shall be entitled to take paid time off without a reduction in salary, subject to (i) the approval of Employee’s supervisor, and (ii) the demands and requirements of Employee’s duties and responsibilities under this Agreement. There are no paid vacation days.

(b) Employee will be eligible to be reimbursed for any business expenses in accordance with the Company’s current Travel and Entertainment policy.

(c) In addition, to the extent all of the following are within the Company’s policy and practice for similarly situated employees, Employee shall be entitled to (i) business class travel for flights in excess of four (4) hours; (ii) all customary "perqs" of division heads within the Company; (iii) a cell phone, which may be expensed; and (iv) a reserved parking space.

5.     STOCK

(a) Grant/Option. The Company acknowledges that at the August 28, 2012 meeting of the CCLG, the CCLG approved, subject to finalization by the parties of this Agreement and such grants to be effective upon the date of execution hereof (the “Award Date”), the grant to Employee of 75,000 Lions Gate restricted share units (the “Grant”) and the right to purchase 125,000 shares of Lions Gate common stock (the “Option”), in each case in accordance with the terms and conditions of the existing stock incentive plan of Lions Gate (the “Plan”). The Grant and the Option shall be evidenced by and subject to the terms of award agreements in the form generally then used by Lions Gate to evidence grants of restricted stock units and stock options under the Plan.

(i)	Vesting. Subject to Section 5(a)(ii) below, the Grant and the Option shall vest as follows:

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October 3, 2012

(A)	the first 25,000 shares of the Grant and the right to purchase the first 41,667 shares of the Option will vest on the 1st anniversary of the Award Date;

(B)	an additional 25,000 shares of the Grant and the right to purchase an additional 41,667 shares of the Option will vest on the 2nd anniversary of the Award Date;

(C)	the final 25,000 shares of the Grant and the right to purchase the final 41,666 shares of the Option will vest on September 30, 2015.

(ii)
Continuance of Employment. The vesting schedule in Section 5(a)(i) above requires Employee’s continued employment with the Company through each applicable vesting date as a condition to the vesting of the applicable installment of the Grant or the Option and the rights and benefits thereto.

(b) Performance Grant/Option. The Company acknowledges that at the August 28, 2012 meeting of the CCLG, the CCLG approved, subject to finalization by the parties of this Agreement and such grants to be effective upon the Award Date, the grant to Employee of an additional 75,000 Company restricted share units (the “Performance Grant”) and the right to purchase an additional 125,000 shares of Company common stock (the “Performance Option”), in each case in accordance with the terms and conditions of the Plan. The Performance Grant and the Performance Option shall be evidenced by and subject to the terms of award agreements in the form generally then used by the Company to evidence grants of restricted stock units and stock options under the Plan.

(i)	Vesting. Subject to Section 5(b)(ii) below, the Performance Grant and the Performance Option shall be eligible to vest as follows (each vesting date a “Performance Vesting Date”):

(A)	the first 25,000 shares of the Performance Grant and the right to purchase the first 41,667 shares of the Performance Option will vest on the 1st anniversary of the Award Date;

(B)	an additional 25,000 shares of the Performance Grant and the right to purchase an additional 41,667 shares of the Performance Option will vest on the 2nd anniversary of the Award Date;

(C)	the final 25,000 shares of the Performance Grant and the right to purchase the final 41,666 shares of the Performance Option will vest on September 30, 2015.

Mr. Brian Goldsmith
October 3, 2012

The vesting of the Performance Grant and Performance Option on such Performance Vesting Dates shall be subject to an assessment of Employee’s personal performance over the twelve (12) month period ending on such Performance Vesting Date, as evaluated by the CCLG in consultation with the Chief Executive Officer, currently Jon Feltheimer, and the Vice Chairman, currently Michael Burns, or the Company’s designee(s). Determination of the portion of an annual grant vesting on each Performance Vesting Date, if any, shall be made by the CCLG in consultation with the Chief Executive Officer, currently Jon Feltheimer, and the Vice Chairman, currently Michael Burns, or the Company’s designee(s). Any portion of the Performance Grant or Performance Option that does not vest on its respective Performance Vesting Date shall expire on that date with no possibility of further vesting. Notwithstanding the foregoing, the CCLG may, in its sole discretion, provide that any of the Performance Grant or Performance Option eligible to vest on any such Performance Vesting Date that does not vest on such date may vest on any future Performance Vesting Date (but in no event shall either award vest as to more than 100% of the shares subject to such award).

(ii)
Continuance of Employment. The vesting schedule in Section 5(b)(i) above requires Employee’s continued employment with the Company through each applicable vesting date as a condition to the vesting of the applicable installment of the Performance Grant or the Performance Option and the rights and benefits thereto.

(c) Acceleration. In the event that Employee is terminated pursuant to Section 7(a)(ii) below, or a Change of Control (as defined herein) occurs during the Term of this Agreement and Employee is terminated pursuant to Section 7(a)(v) below within six (6) months following such Change of Control, all restricted share units and options granted pursuant to Sections 5(a) and (b) above, to the extent then outstanding and unvested, shall immediately accelerate and immediately become fully vested. In the event that during the Term both Jon Feltheimer’s and Michael Burns’ employment with the Company terminates (the second such termination to occur, a “Change in Management”) and Employee is terminated pursuant to Section 7(a)(v) below within six (6) months following such Change in Management, all restricted share units and options granted pursuant to Sections 5(a) and (b) above scheduled to vest during the contract year in which the termination occurs and 50% of those scheduled to vest during the subsequent contract year, to the extent then outstanding and unvested, shall immediately accelerate and immediately become fully vested. For the sake of clarity, a contract year shall run from October 1 through September 30. For the purposes of this Agreement, “Change of Control” shall mean:

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October 3, 2012

(i)
if any person, other than (A) any person who holds or controls entities that, in the aggregate (including the holdings of such person), hold or control twenty-five percent (25%) or more of the outstanding shares of Lions Gate on the date of execution of this Agreement of each party hereto (collectively, a “Twenty-Five Percent Holder”) or (B) a trustee or other fiduciary holding securities of Lions Gate under an employee benefit plan of Lions Gate, becomes the beneficial owner, directly or indirectly, of securities of Lions Gate representing thirty-three percent (33%) or more of the outstanding shares as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, excluding any transactions or series of transactions involving a sale or other disposition of securities of Lions Gate by a Twenty-Five Percent Holder;

(ii)
if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, there is a sale or disposition of thirty-three percent (33%) or more of Lions Gate's assets (or consummation of any transaction, or series of related transactions, having similar effect);

(iii)
if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, there occurs a change or series of changes in the composition of the Board as a result of which half or less than half of the directors are incumbent directors;

(iv)
if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate (excluding any sale or other disposition of securities of Lions Gate by a Twenty-Five Percent Holder in a single transaction or a series of transactions), a shareholder or group of shareholders acting in concert, other than a Twenty-Five Percent Holder in a single transaction or a series of transactions, obtain control of thirty-three percent (33%) or more of the outstanding shares of Lions Gate;

(v)
if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, a shareholder or group of shareholders acting in concert obtain control of half of the Board, excluding any transactions or series of transactions involving a sale or other

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disposition of securities of Lions Gate by a Twenty-Five Percent Holder;

(vi)	if there is a dissolution or liquidation of Lions Gate; or

(vii)
if there is any transaction or series of related transactions that has the substantial effect of any or more of the foregoing, excluding any transaction or series of transactions involving a Twenty-Five Percent Holder.

6.    HANDBOOK

Employee agrees that the Company Employee Handbook outlines other policies in addition to the terms set forth in this Agreement, which will apply to Employee’s employment with the Company, and Employee acknowledges receipt of such handbook. Employee acknowledges and agrees that the Company retains the right to revise, modify or delete any such policy or any employee benefit plan it deems appropriate.

7.    TERMINATION

(a) This Agreement and the Term shall terminate upon the happening of any one or more of the following events:

(i)	The mutual written agreement between the Company and Employee;

(ii)	The death of Employee;

(iii)
Employee’s having become so physically or mentally disabled as to be incapable, even with a reasonable accommodation, of satisfactorily performing Employee’s duties hereunder for a period of ninety (90) days or more, provided that Employee has not cured disability within ten days of written notice;

(iv)	The determination on the part of the Company that “cause” exists for termination of this Agreement. As used herein, “cause” is defined as the occurrence of any of the following:

(A)	Employee’s conviction of a felony or plea of nolo contendere to a felony (other than a traffic violation);

(B)	commission, by act or omission, of any material act of dishonesty in the performance of Employee’s duties hereunder;

(C)	material breach of this Agreement by Employee; or

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(D)	any act of misconduct by Employee having a substantial adverse effect on the business or reputation of the Company.
Prior to terminating Employee's employment for "cause," the Company shall provide Employee with written notice of the grounds for the proposed termination. If the grounds for termination are capable of cure, the Employee shall have fifteen (15) days after receiving such notice in which to cure such grounds to the extent such cure is possible. If not cure is possible or Employee has failed to cure, Employee's employment shall terminate upon the 15th day following notice of termination.

(v)
Employee is terminated “without cause.” Termination “without cause” shall be defined as Employee being terminated by the Company for any reason other than as set forth in Sections 7(a)(i)-(iv) above. In the event of a termination “without cause,” subject to Employee’s execution and delivery to the Company of a general release of claims in a form acceptable to the Company not more than twenty-one (21) days after the date of such termination (and Employee’s not revoking such release within any revocation period provided under applicable law), Employee shall be entitled to receive a severance payment equal to 50% of the amount of the Base Salary that Employee would have been entitled to receive for the period commencing on the date of such termination and ending on the last day of the Term had Employee continued to be employed with the Company through such date, but no less than the greater of either (i) six (6) months’ Base Salary, or (ii) the amount Employee would receive from the Company’s severance policy for non-contract employees that is in effect at the time of termination; provided however that in the event such a termination “without cause” occurs on or within six (6) months following a Change of Control or a Change in Management, instead of the severance payment provided for above, Employee shall be entitled to receive a severance payment equal to the greater of (x) 100% of the amount of the Base Salary that Employee would have been entitled to receive for the period commencing on the date of such termination and ending on the last day of the Term had Employee continued to be employed with the Company through such date, (y) the amount Employee would receive from the Company’s severance policy for non-contract employees that is in effect at the time of termination, or (z) twelve (12) months’ Base Salary, all subject to Employee’s obligation to mitigate in accordance with California law. Subject to the release provision set forth above, such severance payment shall be made in cash in a lump sum as

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soon as practicable after (and in all events within sixty (60) days after) the date of Employee’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)) with the Company; provided, however, that if the 60-day period after such separation from service spans two calendar years, the severance payment shall be made in the second of the two such calendar years. The Company shall provide the final form of release agreement to Employee not later than seven (7) days following the termination date. The Company’s payment of the amount referred to in this Section 7(a)(v), in addition to the accrued obligations described in Section 7(b) below, shall relieve the Company of any and all obligations to Employee with the exception that:

(A)
the Company shall pay Employee’s COBRA coverage until the earlier of either six (6) months following the date of termination or the date Employee secures new employment and is eligible for health care benefits;

(B)
Employee shall be eligible for a bonus amount based upon the criteria in Section 2(c)(i) above, prorated to reflect the actual length of Employee’s employment with the Company during the fiscal year in which the termination occurs, on the date that such bonus, if any, is payable; and

(C)
Employee shall be eligible for a bonus amount based upon the criteria in Section 2(c)(ii) above, prorated to reflect the actual length of Employee’s employment with the Company during the fiscal year in which the termination occurs, on the date that such bonus, if any, is payable; provided however that in the event such termination “without cause” occurs on or within six (6) months following a Change in Management, instead of this prorated bonus amount Employee shall be paid each bonus provided for in Section 2(c)(ii) above (on the basis that the Company attains at least 105% of the E Target and at the same time such bonus would otherwise have been paid under such section and in all events not later than the end of the calendar year in which such fiscal year ends) through the conclusion of the Term as if this Agreement had not been terminated, subject to Employee’s obligation to mitigate such bonus amounts in accordance with California law.

.
(b) In the event that this Agreement is terminated pursuant to Sections 7(a)(i)-(iv) above, neither the Company nor Employee shall have any remaining duties or obligations

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hereunder, except that the Company shall pay to Employee, any base salary that had accrued but had not been paid (including accrued and unpaid vacation time) as of the date of termination and except as otherwise provided in this Agreement. Following the termination of the Term and/or this Agreement for any reason, Sections 9, 10, 11, 12 and 13 shall, notwithstanding anything else herein to the contrary, survive and continue to be binding upon the parties following such termination.

8.    EXCLUSIVITY AND SERVICE

Employee’s services shall be exclusive to the Company during the Term with the sole exception that Employee shall be able to devote such time and efforts as he deems necessary to Ghost House Mobile LLC, provided such time and efforts shall not materially affect his ability to perform the services contemplated by this Agreement, and in all instances the services contemplated by this Agreement shall take priority over services for Ghost House Mobile LLC. Employee shall render such services as are customarily rendered by persons in Employee’s capacity in the entertainment industry and as may be reasonably requested by the Company. Employee hereby agrees to comply with all reasonable requirements, directions and requests, and with all reasonable rules and regulations made by the Company in connection with the regular conduct of its business. Employee further agrees to render services during Employee’s employment hereunder whenever, wherever and as often as the Company may reasonably require in a competent, conscientious and professional manner, and as instructed by the Company in all matters, including those involving artistic taste and judgment, but there shall be no obligation on the Company to cause or allow Employee to render any services, or to include all or any of Employee’s work or services in any motion picture or other property or production.

9.    INTELLECTUAL PROPERTY

(a) Employee agrees that the Company shall own all rights of every kind and character throughout the universe, in perpetuity to any material and/or idea suggested or submitted by Employee or suggested or submitted to Employee by a third party that occurs during the Term or any other period of employment with the Company, its parent, affiliates, or subsidiaries that are within the scope of Employee’s employment and responsibilities hereunder. Employee agrees that during the Term and any other period of employment with the Company, its parent, affiliates, or subsidiaries, the Company shall own all other results and proceeds of Employee’s services that are related to Employee’s employment and responsibilities. Employee shall promptly and fully disclose all intellectual property generated by Employee during the Term and any other period of employment with the Company, its parent, affiliates, or subsidiaries in connection with Employee’s employment hereunder.

(b) All copyrightable works that Employee creates in connection with Employee’s obligations under this Agreement and any other period of employment with the Company, its parent, affiliates, or subsidiaries shall be considered “work made for

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hire” and therefore the property of the Company. To the extent any work so produced or other intellectual property so generated by Employee is not deemed to be a “work made for hire,” Employee hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) Employee's full right, title and interest in and to all such works and other intellectual property. Employee agrees to execute any and all applications for domestic and foreign copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the intellectual property to the Company and to permit the Company to enforce any copyrights or other proprietary rights to the intellectual property. Employee further agrees not to charge the Company for time spent in complying with these obligations. This Section 9 shall apply only to that intellectual property which related at the time of conception to the Company's then current or anticipated business or resulted from work performed by Employee for the Company. Employee hereby acknowledges receipt of written notice from the Company pursuant to California Labor Code Section 2872 that this Agreement (to the extent it requires an assignment or offer to assign rights to any invention of Employee) does not apply to an invention which qualifies fully under California Labor Code Section 2870.

10.    ASSIGNMENT AND DELEGATION

Employee shall not assign any of Employee’s rights or delegate any of Employee’s duties granted under this Agreement. Any such assignment or delegation shall be deemed void ab initio.

11.    TRADE SECRETS

The parties acknowledge and agree that during the Term of this Agreement and in the course of the discharge of Employee’s duties hereunder and at any other period of employment with the Company, its parent, affiliates, or subsidiaries, Employee shall have and has had access to information concerning the operation of the Company and its affiliated entities, including without limitation, financial, personnel, sales, planning and other information that is owned by the Company and regularly used in the operation of the Company’s business and (to the extent that such confidential information is not subsequently disclosed or otherwise becomes known to the public generally other than by breach of this Agreement by Employee) that this information constitutes the Company’s trade secrets. Employee agrees that Employee shall not disclose any such trade secrets, directly or indirectly, to any other person or use them in any way, either during the Term of this Agreement or at any other time thereafter, except as is required in the course of Employee’s employment for the Company , as required by applicable law or court order, or if authorized in writing. Employee shall not use any such trade secrets in connection with any other employment and/or business opportunities following the Term. In addition, Employee hereby expressly agrees that Employee will not disclose any confidential matters of the Company that are not trade secrets prior to, during or after Employee’s employment including the specifics of this Agreement. Employee shall not

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use any such confidential information in connection with any other employment and/or business opportunities at any time during or following the Term. In addition, in order to protect any such confidential information, Employee agrees that during the Term and for a period of 18 months thereafter, Employee will not, directly or indirectly, induce or entice any other executive or employee of the Company, with the exception of Employee’s exclusive assistant if the Company has employed an individual in such role, to leave such employment.

12.    ARBITRATION

Any dispute, controversy or claim arising out of or in respect to this Agreement (or its validity, interpretation or enforcement), the employment relationship or the subject matter hereof shall at the request of either party be submitted to and settled by binding arbitration conducted before a single arbitrator in Los Angeles in accordance with the Federal Arbitration Act, to the extent that such rules do not conflict with any provisions of this Agreement. Said arbitration shall be under the jurisdiction of Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in Los Angeles, California. All such actions must be brought within the statute of limitations period applicable to the claim as if that claim were being filed with the judiciary or forever be waived. Failure to institute an arbitration proceeding within such period shall constitute an absolute bar to the institution of any proceedings respecting such controversy or claim, and a waiver thereof. The arbitrator shall have the authority to award damages and remedies in accordance with applicable law. Any award, order, or judgment pursuant to such arbitration shall be deemed final and binding and may be entered and enforced in any state or federal court of competent jurisdiction. Each party agrees to submit to the jurisdiction of any such court for purposes of the enforcement of any such award, order, or judgment. The Company shall pay for the administrative costs of such hearing and proceeding.

13.    INTEGRATION, AMENDMENT, NOTICE, SEVERABILITY, AND FORUM

(a) This Agreement expresses the binding and entire agreement between Employee and the Company and shall replace and supersede all prior arrangements and representations, either oral or written, as to the subject matter hereof (including, without limitation, the Prior Agreement except to the extent expressly provided in Section 1 above).

(b) All modifications or amendments to this Agreement must be made in writing and signed by both parties.

(c) Any notice required herein shall be in writing and shall be deemed to have been duly given when delivered by hand, received via electronic mail or on the depositing of said notice in any U.S. Postal Service mail receptacle with postage prepaid, addressed to the Company at 2700 Colorado Avenue, Suite 200, Santa Monica, California

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90404 and to Employee at the address set forth above, or to such address as either party may have furnished to the other in writing in accordance herewith.

(d) If any portion of this Agreement is held unenforceable under any applicable statute or rule of law then such portion only shall be deemed omitted and shall not affect the validity of enforceability of any other provision of this Agreement.

(e) This Agreement shall be governed by the laws of the State of California. The state and federal courts (or arbitrators appointed as described herein) located in Los Angeles, California shall, subject to the arbitration agreement set forth in Section 12 above, be the sole forum for any action for relief arising out of or pursuant to the enforcement or interpretation of this Agreement. Each party to this Agreement consents to the personal jurisdiction and arbitration in such forum and courts and each party hereto covenants not to, and waives any right to, seek a transfer of venue from such jurisdiction on any grounds.

14.    SECTION 409A

(a) It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the U.S. Internal Revenue Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject Employee to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Employee.

(b)    Notwithstanding any provision of this Agreement to the contrary, if Employee is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Employee’s separation from service (as defined above), Employee shall not be entitled to any payment or benefits pursuant to Section 7(a)(v) until the earlier of (i) the date which is six (6) months after Employee’s separation from service for any reason other than death, or (ii) the date of Employee’s death. Any amounts otherwise payable to Employee upon or in the six (6) month period following Employee’s separation from service that are not so paid by reason of this paragraph shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Employee’s separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Employee’s death). The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A.

(c)    To the extent that any reimbursements pursuant to the provisions of this Agreement are taxable to Employee, any such reimbursement payment shall be paid to Employee on or before the last day of Employee’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to

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such provisions are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Employee receives in one taxable year shall not affect the amount of such benefits or reimbursements that Employee receives in any other taxable year.

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Mr. Brian Goldsmith
October 3, 2012

Please acknowledge your confirmation of the above terms by signing below where indicated.

Very truly yours,

LIONS GATE FILMS INC.

/s/ Wayne Levin
Wayne Levin
Executive Vice President and General Counsel

AGREED AND ACCEPTED
This 3rd day of October, 2012

/s/ Brian Goldsmith
BRIAN GOLDSMITH